    WORLD MONITOR TRUST--
    SERIES A

    MONTHLY REPORT/
    DECEMBER 25, 1998

         WORLD MONITOR TRUST--SERIES A
--------------------------------------------------------------------------------
Dear Interest Holder:

Enclosed is the report for the period from November 28, 1998 to December 25, 1998 for World Monitor Trust--Series A (the 'Trust'). The net asset value of an interest as of December 25, 1998 was $98.48, a decrease of .01% from the November 27, 1998 value of $98.49. The year-to-date return for the Trust, which commenced trading June 10, 1998, was a decrease of 1.52% as of December 25, 1998. Additionally, the return for the period from September 26, 1998 to December 25, 1998 ('Fourth Quarter') was a decrease of 4.06%.

Fourth Quarter trading resulted in net losses for the Trust. Gains were accumulated in the energy, financial and metal sectors. Losses incurred in the currency and grain sectors offset profits in other sectors.

The Trust ended the quarter down due to the lack of clear direction in many markets. Following the considerable volatility of the third quarter, the Trust closed many of its positions and limited exposure, thereby avoiding volatile global fixed income markets experienced in the Fourth Quarter. Throughout the quarter, a few attempts to establish currency positions, especially in the deutsche mark and the British pound, were liquidated with losses sustained as trends failed to materialize. Profits during the quarter were derived from short positions in the energy and metal sectors and long financial sector positions in U.K. fixed income instruments. At the end of the quarter, the Trust had relatively limited exposure to the markets.

The estimated net asset value per interest as of January 26, 1999 was $97.03. Past performance is not necessarily indicative of future results.
Should you have any questions, please contact your Prudential Securities Financial Advisor. For account status inquiries, contact Prudential Securities Client Services at 1-800-535-2077.

          Sincerely yours,
          /s/ Thomas M. Lane, Jr.
          -------------------------
          Thomas M. Lane, Jr.
          President and Director
          PRUDENTIAL SECURITIES
          FUTURES MANAGEMENT INC.

Please note that the value which appears on your Prudential Securities statement is an estimated value at calendar month-end. The actual value as of the last Friday of the month is contained in this report.

STATEMENT OF OPERATIONS
---------------------------------------------------
For the period from November 28, 1998 to
  December 25, 1998
Revenues:
Realized gain on commodity
  transactions..........................   $122,928
Change in unrealized commodity
  positions.............................    (88,544)
Interest income.........................     34,426
                                           --------
                                             68,810
                                           --------
Expenses:
Commissions.............................     61,710
Management fee..........................     15,902
                                           --------
                                             77,612
                                           --------
Net loss................................   $ (8,802)
                                           --------
                                           --------

STATEMENT OF CHANGES IN NET ASSET VALUE
------------------------------------------------------
For the period from November 28, 1998 to
  December 25, 1998
                                                Per
                                   Total      Interest
                                -----------   --------
Net asset value at beginning
  of month (101,067.366
  interests)..................  $ 9,954,558    $98.49
Additional contributions......      851,800
Net loss......................       (8,802)
Redemptions...................       (3,283)
                                -----------
Net asset value at end of
  month (109,608.978
  interests)..................  $10,794,273     98.48
                                -----------
                                -----------
                                              --------
Change in net asset
  value per interest.......................    $ (.01)
                                              --------
                                              --------
Percentage change..........................      (.01)%
                                              --------
                                              --------

------------------------------------------------------
I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to World Monitor Trust--Series A is accurate and complete.

                         PRUDENTIAL SECURITIES FUTURES
                                MANAGEMENT INC.

                             by: /s/ Barbara J. Brooks
                                 ---------------------
                                 Barbara J. Brooks
                                 Chief Financial Officer